Exhibit (h) i. c. 1.

AMENDMENT NO. 4

FUND PARTICIPATION AGREEMENT

This Amendment, dated as of November 18, 2020, amends the Fund Participation Agreement (the “Agreement”), dated the 7th day of March, 2003, as amended, by and among Massachusetts Mutual Life Insurance Company (on behalf of itself and certain of its separate accounts, hereinafter referred to as “MassMutual”); American Funds Insurance Series (“Series”), and Capital Research and Management Company (“CRMC”).

WHEREAS, MassMutual, Series and CRMC desire to amend the Agreement in certain respects and add American Funds Service Company as a party to the Fund Participation Agreement.

WHEREAS, MassMutual, Series, CRMC each desire to add American Funds Service Company (the “Transfer Agent”) and American Funds Distributors, Inc. (“AFD”) as a party to the Fund Participation Agreement.

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	The following language is deleted from Section 4:

, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such order by 10:00a.m. Eastern time on the following Business Day (“Next Business Day”). MassMutual shall communicate trade orders via facsimile.

2.	The following language is deleted from Section 4:

If the Series provides incorrect net asset values to MassMutual with respect to any class of shares of any Fund on any Business Day, MassMutual shall be entitled (on behalf of each affected Account) to an adjustment to the number of shares purchased or redeemed of such class of shares to reflect the correct net asset value per share. Any effort in the calculation or reporting of net asset values per share, dividends, or capital gain information shall be reported promptly to MassMutual. Any costs incurred by MassMutual with respect to correcting Contract owner accounts, including, but not limited to, amounts paid to Contract owners and administrative expenses, shall be promptly reimbursed by CRMC. The Series and CRMC are responsible for maintaining net asset values for each class of each Fund in accordance with the requirements of the 1940 Act and the Series’ then current Prospectus. Payments for shares purchased will be made in federal funds transmitted by wire on the Next Business Day, and MassMutual and the Fund shall each use

[page break]

commercially reasonable efforts to wire (or cause to be wired) funds to the other, for the purposes of settling net purchase orders or orders of redemption, by 3:00 p.m. Eastern time on the Next Business Day.

The language above is replaced with the following:

If there are corrections to a Fund’s net asset value, the determination of the materiality of any net asset value pricing error and its correction shall be based on the SEC’s recommended guidelines regarding these errors. Any material error in the calculation or reporting of net asset value per share, dividend or capital gain information shall be reported promptly to MassMutual upon discovery. The Series and CRMC shall reimburse MassMutual for any amount MassMutual is legally required to pay Contract owners, participants or beneficiaries that have selected a Fund as an investment option, and which amount is due to the Series’ or its agents’ material miscalculation and/or incorrect reporting of or failure to report the daily net asset value, dividend rate or capital gains distribution rate. MassMutual shall submit an invoice to the Series or its agents for such losses incurred as a result of the above which shall be payable within sixty (60) days of receipt. Should a material miscalculation by the Series or its agents result in a gain to MassMutual, MassMutual shall promptly reimburse the Series, the applicable Funds or its agents for any material losses incurred by the Series, the applicable Funds or its agents as a result of the incorrect calculation. Should a material miscalculation by the Series or its agents result in a gain to Contract owners, MassMutual will consult with the Fund or its designee as to what reasonable efforts shall be made to recover the money and repay the Series, the applicable Funds or its agents. MassMutual shall then make such reasonable effort, at the expense of the Series or its agents, to recover the money and repay the Series, the applicable Funds or its agents; but MassMutual shall not be obligated to take legal action against Contract owners.

3.	Section 8 is hereby deleted in entirety and replaced with the following language:

The Transfer Agent shall furnish notice promptly to MassMutual of any dividend or distribution payable on any Funds held by the Accounts. MassMutual hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Separate Account in additional shares of that Fund. The Series shall notify MassMutual of the number of shares so issued. All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value. MassMutual reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

4.	Section 9 is hereby deleted in entirety and replaced with the following language:

Purchases and Redemption Orders; Settlement of Transactions

a.	Fund/SERV Transactions. The parties will ordinarily use the Fund/SERV system, and if used, the following provisions shall apply:

(i)       Without limiting the generality of the following provisions of this section, MassMutual and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(ii)      Any information transmitted through the NSCC’s Networking system (“Networking”) by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(iii)     Same Day Trades. On each Business Day, MassMutual shall aggregate and calculate the purchase orders and redemption orders for each Account received by MassMutual prior to 4:00 p.m. Eastern Time. MassMutual, or their designee, shall communicate to Transfer Agent for that Trade Date, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Account received by 4:00 p.m. Eastern Time on such Trade Date by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern Time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to 4:00 p.m. Eastern Time on the Trade Date. All orders received by MassMutual after 4:00 p.m. Eastern Time on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day, and MassMutual represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value next determined.

(iv)     When transmitting instructions for the purchase and/or redemption of shares of the Funds, MassMutual shall submit one order for all Contract owner purchase transactions and one order for all Contract owner

[page break]

redemption transactions, unless otherwise agreed to by MassMutual and the Transfer Agent.

(v)      MassMutual may designate in writing to CRMC another entity to perform the procedures set forth in this Agreement. MassMutual agrees that they will be responsible for all obligations performed by any appointed designee pursuant to this Agreement as if MassMutual performed such obligations.

b.	Manual Transactions. Manual transactions via facsimile or other electronic transmission acceptable to Transfer Agent shall be used by MassMutual only in the event that MassMutual is in receipt of orders for purchase or redemption of shares and is unable to transmit the orders to the Transfer Agent due to unforeseen circumstances such as system wide computer failures experienced by MassMutual or the National Securities Clearing Corporation (“NSCC”) or other events beyond MassMutual’s reasonable control. In the event manual transactions are used, the following provisions shall apply:

(i)        Next Day Transmission of Orders. MassMutual will notify the Transfer Agent by 10:00 a.m. Eastern Time, on the following Business Day (the “Next Business Day”) the aggregate amounts of purchase orders and redemption orders, that were placed by Contract owner in each Account by 4:00 p.m. Eastern Time on the prior Business Day (the “Trade Date”). MassMutual represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the 10:00 a.m. Eastern Time deadline using the net asset value next determined.

(ii)      Purchases. All orders received by MassMutual by 4:00 p.m. Eastern Time on a Business Day and communicated to the Transfer Agent by the 10:00 a.m. Eastern Time deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. MassMutual will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern Time on the Next Business Day following Trade Date.

(iii)     Redemptions. Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds’ custodial account to an account designated by MassMutual. Transfer Agent will initiate payment by wire to MassMutual or its designee proceeds of such redemptions on the next Business Day following the Trade Date (T+1).

(iv)     When transmitting instructions for the purchase and/or redemption of shares of the Funds, MassMutual shall submit one order for all Contract owner purchase transactions and one order for all Contract owner redemption transactions, unless otherwise agreed to by MassMutual and the Transfer Agent.

c.	Procedures. MassMutual represents and warrants that it has policies and procedures in place to ensure that only those orders received by it by 4:00 p.m. Eastern Time on any Business Day will be submitted with that business day’s net asset value.

d.	Contingencies. All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement, Transfer Agent and MassMutual shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Wire instructions for MassMutual will be communicated at the time of each transaction.

Such wires for Transfer Agent should be sent to:

Wells Fargo Bank

707 Wilshire Blvd. 13th Floor

Los Angeles, CA 90017

ABA#: 121000248

AFS Account#: 4100-060532

For Credit to AFS acct. no. (account number and fund) FBO _____________  (MassMutual)

e.	Processing Errors. Processing errors which result from any delay or error caused by MassMutual may be adjusted through the NSCC System by MassMutual by the necessary transactions on a current basis.

f.	Coding. If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to each Account.

g.

Reconciliation. MassMutual shall reconcile share positions with respect to each Fund for each Account daily as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Account’s share positions with respect to each Fund reported by Transfer Agent reconcile with MassMutual’s share positions for that Account. MassMutual shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within

[page break]

five (5) business days.

h.	Verification. Within a reasonable period of time after receipt of a confirmation relating to an instruction, MassMutual shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

i.	Order Processing. Any order by MassMutual for the purchase of shares of the respective Funds through AFD shall be accepted at the time when it is received by AFD/Transfer Agent (or any clearinghouse agency that AFD/Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by AFD, Transfer Agent or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. AFD/Transfer Agent will not accept any order from MassMutual that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that AFD shall forward from time to time. The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three (3) days after the date of confirmation, the sale may be cancelled by AFD or by the respective Funds without any responsibility or liability on the part of AFD or the Funds, and AFD and/or the respective Funds may hold MassMutual responsible for any loss, expense, liability or damage, including loss of profit suffered by AFD and/or the respective Funds, resulting from MassMutual’s delay or failure to make payment as aforesaid.

j.	Frequent Trading. MassMutual shall abide by requirements of the Funds’ frequent trading policy as described in the Series’ Prospectus and statement of additional information.

k.	Limitations on Redemptions. MassMutual shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to MassMutual’s assets held in the Account) except (i) as necessary to implement Contract owner-initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”). Upon request, MassMutual will promptly furnish to the Series and AFD an opinion of counsel for MassMutual (which counsel shall be reasonably satisfactory to the Series and AFD) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Massachusetts Mutual Life MassMutual
(on behalf of itself and each Account)

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance
Date:	November 18, 2020

American Funds Insurance Series

By:	/s/ Steven Koszalka
Name:	Steven Koszalka
Title:	Secretary
Date:	11/24/2020 | 9:35 AM PST

Capital Research and Management Company

By:	/s/ Michael J. Triessl
Name:	Michael J. Triessl
Title:	Authorized Signer
Date:	11/24/2020 | 9:17 AM PST

American Funds Service Company

By:	/s/ Angela Mitchell
Name:	Angela Mitchell
Title:	Secretary
Date:	11/24/2020 | 10:42 AM PST

American Funds Distributors, Inc.

By:	/s/ Timothy W. McHale
Name:	Timothy W. McHale
Title:	Secretary
Date:	11/24/2020 | 4:52 PM PST

AMENDMENT NO. 5

FUND PARTICIPATION AGREEMENT

This Amendment, dated as of November 18, 2020, amends the Fund Participation Agreement (the “Agreement”), dated the 7th day of March, 2003, as amended, by and among Massachusetts Mutual Life Insurance Company (on behalf of itself and certain of its separate accounts, hereinafter referred to as “MassMutual”); American Funds Insurance Series (“Series”); American Funds Service Company (“Transfer Agent”); American Funds Distributors, Inc. (“AFD”), and Capital Research and Management Company (“CRMC”).

WHEREAS, MassMutual, Series, Transfer Agent, AFD and CRMC desire to amend the Agreement in certain respects;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	The first sentence of Section 4 is deleted in its entirety and is replaced with the following sentences:

The Series agrees to make Class 1, Class 1A, and Class 2 shares of the Funds listed on Schedule B hereto available to the Contracts. MassMutual agrees to give the Series and CRMC at least 30 days’ notice prior to adding additional Funds as underlying investment options to the Contracts. Schedule B may be updated by any written communication (including email) from MassMutual to the Series upon written acknowledgment and acceptance (including email) by the Series. CRMC reserves the right to approve any proposed addition by the MassMutual.

2.	The following paragraphs are added to Section 4:

During the term of this Agreement, MassMutual shall perform the administrative services (“Services”) set forth on Schedule D hereto, as such schedule may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 1A Shares of each Fund. In consideration of MassMutual performing the Services, the Series agrees to pay MassMutual an administrative services fee of [                ]% of the average daily net asset value of all Class 1A Shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 1A Shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the

1

[page break]

quarter; and (c) the quotient of [                ] divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by MassMutual as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically MassMutual’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the Prospectus and complaints from Contract owner, in determining whether to continue making payments under the Insurance Administrative Services Plan. MassMutual represents to the Series and CRMC that it will not receive compensation for the Services from contract owner fees or any other source.

MassMutual, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Accounts holding Class 1, Class 1A, and/or Class 2 shares on behalf of AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by the MassMutual to its Accounts include, (i) mailing and otherwise making available to Contract owner, shareholder communications including, without limitation, Prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contract owner including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Contract units owned by the Contract owner in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contract owner shall be the responsibility of the MassMutual and shall not be the responsibility of AFD, CRMC, Transfer Agent or any of their affiliates.

3.	Schedule A is replaced in its entirety with the revised Schedule A attached hereto.

4.	Schedule B is replaced in its entirety with the revised Schedule B attached hereto.

5.	Schedule D is added to the Agreement.

Except as expressly set forth above, all other terms and provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

2

Massachusetts Mutual Life MassMutual (on behalf of itself and each Account)

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance
Date:	11/19/2020

American Funds Insurance Series

By:	/s/ Steven Koszalka
Name:	Steven Koszalka
Title:	Secretary
Date:	11/18/2020 | 1:04 PM PST

Capital Research and Management Company

By:	/s/ Michael J. Triessl
Name:	Michael J. Triessl
Title:	Authorized Signer
Date:	11/18/2020 | 12:56 PM PST

American Funds Service Company

By:	/s/ Angela Mitchell
Name:	Angela Mitchell
Title:	Secretary
Date:	11/18/2020 | 12:57 PM PST

American Funds Distributors, Inc.

By:	/s/ Timothy W. McHale
Name:	Timothy W. McHale
Title:	Secretary
Date:	11/18/2020 | 1:57 PM PST

3

[page break]

Schedule A

VUL Guard

Survivorship Variable Universal Life

Survivorship Variable Universal Life II

Variable Universal Life Variable

Universal Life II

Survivorship VUL Guard

Strategic Life 20

Strategic Life 21

[page break]

Schedule B

Class 1/1A Shares:

Asset Allocation Fund

Blue Chip Income & Growth Fund

Bond Fund Capital World Bond Fund

Global Growth & Income Fund

Global Growth Fund

Global Small Cap Fund

Growth Fund Growth-Income Fund High-Income Bond Fund

International Growth and Income Fund New World Fund

U.S. Government/AAA-Rated Securities Fund

Class 2 Shares:

Growth-Income Fund

Asset Allocation Fund

SCHEDULE D

Administrative Services

1.	Periodic Reconciliation. MassMutual shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of the MassMutual separate accounts and shares of the Funds.

2.	Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, MassMutual shall maintain with respect to each Separate Account holding the Funds’ Class 1A Shares and each Contract owner for whom such shares are beneficially owned the following records:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address and taxpayer identification numbers;

d.	Records of distributions and dividend payments; and

e.	Any transfers of shares.

3.	Fund Information. MassMutual shall respond to inquiries from Contract owner regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.	Shareholder Communications. MassMutual shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contract owner. The Fund related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. MassMutual shall respond to inquiries from Contract owner relating to the services provided by it and inquiries relating to the Funds.

5.	Transactional Services. MassMutual shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contract owner, mergers, splits and other reorganization activities of the Funds.

[page break]

6.	Other Information. MassMutual shall provide to the Separate Accounts and Contract owner such other information as shall be required under applicable law and regulations.